                                                                 EXHIBIT 3.03

                             FIRST AMENDED AND RESTATED
                            CERTIFICATE OF INCORPORATION
                                         OF
                             GRIC COMMUNICATIONS, INC.

                    (Originally incorporated on April 15, 1998)


       GRIC Communications, Inc., a Delaware corporation, hereby certifies that the First Amended and Restated Certificate of Incorporation of the corporation attached hereto as EXHIBIT "A", which is incorporated herein by this reference, has been duly adopted by the corporation's Board of Directors and stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation's stockholders having been given by written consent without a meeting in accordance with
Section 228 of the Delaware General Corporation Law.

       IN WITNESS WHEREOF, said corporation has caused this First Amended and Restated Certificate of Incorporation to be signed by its by duly authorized officer.


Dated: November __, 1999                 GRIC COMMUNICATIONS, INC.


                                         __________________________________
                                         Dr. Hong Chen,
                                         CHIEF EXECUTIVE OFFICER AND PRESIDENT

                                                                 EXHIBIT "A"

                             FIRST AMENDED AND RESTATED

                           CERTIFICATE OF INCORPORATION
                                         OF
                             GRIC COMMUNICATIONS, INC.


                                     ARTICLE I

       The name of the corporation is GRIC Communications, Inc.


                                     ARTICLE II

       The address of the registered office of the corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent. The name of its registered agent at that address is Incorporating Services, Ltd.


                                    ARTICLE III

       The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                     ARTICLE IV

       (A) CLASSES OF STOCK. The corporation is authorized to issue two classes of shares to be designated respectively Common Stock ("COMMON STOCK") and Preferred Stock ("PREFERRED STOCK"). The total number of shares of Common Stock the corporation shall have authority to issue is 21,428,571 and the total number of shares of Preferred Stock the corporation shall have authority to issue is 12,875,241.

       (B)    SERIES OF PREFERRED STOCK.  The Preferred Stock authorized in
Article III, Section A above shall be divided into five series as follows:
1,214,286 shares are hereby designated "SERIES A PREFERRED STOCK;" 2,310,715 shares are hereby designated "SERIES B PREFERRED STOCK;" 2,500,000 shares are hereby designated "SERIES C PREFERRED STOCK;" 6,250,000 shares are hereby designated "SERIES D PREFERRED STOCK." and 600,240 are hereby designated "SERIES E PREFERRED STOCK." The rights, preferences, privileges and restrictions granted to and imposed upon the respective classes and series of the corporation's capital stock are set forth under Article IV, Section C.

       (C) RIGHTS, PREFERENCES AND PRIVILEGES OF CAPITAL STOCK. The rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

                     1. DIVIDENDS. The holders of the outstanding Preferred Stock shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets legally available therefor, dividends at the rate of $0.056 per share of Series A Preferred Stock, $0.14 per share of Series B Preferred Stock, $0.28 per share of Series C Preferred Stock, $0.70 per share of Series D Preferred Stock and $1.00 per share of Series E Preferred Stock, per annum before any dividend is paid on Common Stock. Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. No dividends or other distributions (other than those payable solely in Common Stock) shall be declared or paid upon Common Stock in any fiscal year of the corporation unless dividends shall have been paid to or declared and set apart upon all shares of Preferred Stock at such annual rate for such fiscal year of the corporation. To the extent that dividends or other distributions are paid on the Common Stock (other than those payable solely in Common Stock), the holders of Preferred Stock shall be entitled to dividends at least as large per share (based on the number of shares of Common Stock into which the Preferred Stock is convertible) as those declared or paid with respect to the Common Stock. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred Stock unless declared by the Board of Directors.

                     2. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, or winding up of the corporation, either voluntary or involuntary, distributions to the stockholders of the corporation shall be made in the following manner:

                     (a) The holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership of such stock, the sum of $0.56 per share of Series A Preferred Stock, $1.40 per share of Series B Preferred Stock, $2.80 per share of Series C Preferred Stock, $7.00 per share of Series D Preferred Stock and $10.00 per share of Series E Preferred Stock (adjusted for any subdivisions, combinations, consolidations or stock distributions or stock dividends with respect to such shares effected after the date this First Amended and Restated Certificate of Incorporation was filed with the Secretary of State ("RECAPITALIZATION")) plus declared and unpaid dividends for each share of Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Preferred Stock ratably in proportion to the full aforesaid preferential amounts to which each such holder is entitled. After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as aforesaid, the holders of the Preferred Stock and the Common Stock shall be entitled to share ratably in the remaining assets and funds of the corporation, based on the number of shares of Common Stock then held by them (treating the Preferred Stock as if it had been converted into Common Stock at the then applicable Conversion Prices).

                     (b) For purposes of this Section 2, the occurrence of any of the following shall be treated as a liquidation, dissolution or winding up of the corporation:

          (i) a merger or consolidation of the corporation with or into any other corporation or corporations if the stockholders of the corporation immediately before such transaction hold less than fifty percent (50%) of the voting power of the surviving corporation immediately after such transaction, (ii) a sale of all or substantially all of the assets of the corporation, or (iii) any other transaction or series of related transactions pursuant to which the outstanding stock of the corporation representing in excess of fifty percent (50%) of the voting power of the corporation immediately prior to such transaction is transferred, sold or exchanged. Any such transaction or series of transactions described in this Section 2(b) shall hereafter be referred to as a "Corporate Sale Transaction".

              3.     VOTING RIGHTS.

                     (a) GENERALLY. Except as otherwise required by law or provided in this First Amended and Restated Certificate of Incorporation, the holder of each issued and outstanding share of Common Stock shall have one vote and the holder of each issued and outstanding share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class except as provided herein. Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation. Fractional votes by the holder of Preferred Stock (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                     (b) CLASS VOTE FOR DIRECTOR. The holders of Series A Preferred Stock shall be entitled, voting as a separate class, to elect one of the authorized directors. The holders of Series B Preferred Stock shall be entitled, voting as a separate class, to elect two of the authorized directors. The holders of Common Stock shall be entitled, voting as a separate class, to elect one of the authorized directors. The holders of the Common Stock and Preferred Stock shall be entitled, voting as a single class, to elect the remaining authorized director and any additional directors that the stockholders may authorize in accordance with this Section 3(b). In the case of any vacancy in the office of director elected by the holders voting as a class, a successor shall be (i) appointed by the remaining director elected by such class, or (ii) elected to hold office for the unexpired term of such director by the affirmative vote of the holders of a majority of the shares of the class given at a special meeting of such stockholders duly called for that purpose. Any director who has been elected by the holders of the class may be removed during the term of office, either for or without cause, by and only by the affirmative vote of a majority of the shares of such class represented at a special meeting of such stockholders duly called for that purpose, and any such vacancy thereby created may be filled only by the holders of the class represented at such meeting, or at a subsequent meeting or by court order if the stockholders fail to act.

                     (c) SUPERMAJORITY VOTE REQUIRED FOR CERTAIN ACTIONS AFFECTING THE SERIES B PREFERRED STOCK. The written consent of the holders of at least 66.67% of the outstanding shares of Series B Preferred Stock, or the vote of the holders of at least 66.67% of the shares of Series B Preferred Stock present and voting at a meeting duly called for that purpose, shall be required to approve any of the following actions:

                            (i) the amendment or repeal of any provision of, or addition of any provision to, the First Amended and Restated Certificate of Incorporation that would adversely alter or change the rights, preferences, and privileges of, the Series B Preferred Stock;

                            (ii) any increase in the authorized number of shares of Series B Preferred Stock;

                            (iii) the designation or issuance of securities, or reclassification of any outstanding securities of the corporation into, securities having any preference or priority as to dividends, conversion rights, voting rights, or liquidation superior to the Series B Preferred Stock; or

                            (iv)   Corporate Sale Transaction.

                     4. CONVERSION. The holders of the Preferred Stock have conversion rights as follows (the "CONVERSION RIGHTS"):

                     (a) RIGHT TO CONVERT. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Preferred Stock. Each share of Series A Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock determined by dividing $0.56 by the Conversion Price for the Series A Preferred Stock then in effect. Each share of Series B Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock determined by dividing $1.40 by the Conversion Price for the Series B Preferred Stock then in effect. Each share of Series C Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock determined by dividing $2.80 by the Conversion Price for the Series C Preferred Stock then in effect. Each share of Series D Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock determined by dividing $7.00 by the Conversion Price for the Series D Preferred Stock then in effect. Each share of Series E Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock determined by dividing $10.00 by the Conversion Price for the Series E Preferred Stock then in effect. The initial Conversion Price for the Series A Preferred Stock is $0.56 per share. The initial Conversion Price for the Series B Preferred Stock is $1.40 per share. The initial Conversion Price for the Series C Preferred Stock is $2.80 per share. The initial Conversion Price for the Series D Preferred Stock is $7.00 per share. The initial Conversion Price for the Series E Preferred Stock is $10.00 per share.

                     (b) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price applicable to that series of Preferred Stock upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation to the public in which the aggregate offering price is greater than $10,000,000, or (ii) the affirmative vote or written consent of holders of at least two-thirds of the then outstanding Preferred Stock to convert such Preferred Stock. Further, each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price applicable to the Series D Preferred Stock upon the affirmative vote or written consent of holders of at least 66.67% of the then outstanding Series D Preferred Stock to convert the Series D Preferred Stock, and each share of Series E Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price applicable to the Series E Preferred Stock upon the affirmative vote or written consent of holders of at least 66.67% of the then outstanding Series E Preferred Stock to convert the Series E Preferred Stock. In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such public offering.

                     (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock.
          In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of such converted shares. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the corporation at such office that he elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b)). The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock plus any declared but unpaid dividends on the converted Preferred Stock to which the holder may be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion, upon such automatic conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                     (d)    ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING
          ISSUES.

                            (i)    SPECIAL DEFINITIONS.  For purposes of this
             Section 4(d), the following definitions shall apply:

                                   (1)    "OPTIONS" shall mean rights,
                 options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                   (2)    "ORIGINAL ISSUE DATE" shall mean
                 November __, 1999.

                                   (3)    "CONVERTIBLE SECURITIES" shall mean
                 any evidences of indebtedness, shares (other than the shares of Common Stock), or other securities convertible into or exchangeable for Common Stock.

                                   (4)    "ADDITIONAL SHARES OF COMMON STOCK"
                 shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the corporation after the Original Issue Date, other than shares of Common Stock issued or issuable at any time:

                                          (A)    upon conversion of Preferred
                    Stock authorized herein;

                                          (B)    to officers, directors,
                    employees, consultants, customers, vendors, lessors, and lenders of or to, the corporation pursuant to a stock grant, stock award, option plan, purchase plan, or other stock incentive program, agreement or arrangement if such grant, award, plan, program, agreement or arrangement is approved by a majority of the Company's Board of Directors including all of the Directors elected by the holders of Series B Preferred Stock voting as a separate class and all directors serving on the Compensation Committee of the Board of Directors;

                                          (C)    as a dividend or distribution
                    on Preferred Stock;

                                          (D)    securities issued pursuant
                    to the acquisition of another corporation by the Company (including a merger, a purchase of assets or shares or other reorganization), or in connection with the acquisition of assets including rights in patents, trademarks, trade secrets, or other intellectual property, approved by a majority of the Board of Directors including all of the Directors elected by the Series B Preferred Stock voting as a separate class;

                                          (E)    upon conversion of: (x) an
                    aggregate of 738,096 shares of Series D Preferred Stock issued to the investors that are parties to that certain Series D Preferred Stock Purchase Agreement dated

                    December 24, 1997 between the Company and such investors pursuant to two amendments to such agreement; (y) an aggregate of 150,007 shares of Series D Preferred Stock issued to the bridge lenders that acquired shares of Series D Preferred Stock upon conversion of those certain convertible promissory notes of the Company dated in September 1998 in the aggregate principal amount of $2,700,000, in either case prior to the Original Issue Date;

                                          (F)    upon exercise or conversion
                    of Options or Convertible Securities outstanding as of the Original Issue Date;

                                          (G)    in connection with the
                    merger of GRIC Communications, Inc., a California corporation, with and into the corporation; or

                                          (H)    upon the Closing of the
                    Company's initial public offering.

                            (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

                            (iii)  DEEMED ISSUE OF ADDITIONAL SHARES OF
             COMMON STOCK. In the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that such Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(vi) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                   (1)    no further adjustment in the
                 Conversion Prices shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                   (2)    if such Options or Convertible
                 Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                   (3)    upon the expiration of any such
                 Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                          (A)    in the case of Convertible
                    Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

                                          (B)    in the case of Options for
                    Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised,

                                   (4)    no readjustment pursuant to clause
                 (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or
                 (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                                   (5)    in the case of any Options which
                 expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

                            (iv) WEIGHTED AVERAGE ADJUSTMENT OF CONVERSION PRICES OF SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK, SERIES D PREFERRED STOCK AND SERIES E PREFERRED STOCK UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. As of the Original Issue Date, the respective Conversion Price of the Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock is $0.56, $1.40, $7.00 and $10.00. Subject to clause 4(d)(v)
             below, in the event the corporation shall issue, after the Original Issue Date, Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price for a series of Preferred Stock (except for the Series C Preferred Stock) in effect immediately prior to such event, then and in such event, the Conversion Price for that series (except for the Series C Preferred Stock) (as specified above in this paragraph or as from time to time changed pursuant to this paragraph or other provisions hereof) shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined as follows:

             CP(1)  =      CP(0) x CS + (CDIVIDED BYCP(0))
                                   -----------------------
                                           CS + AS

             where:

             CP(O)  =      the Conversion Price in effect on the date of and
                           immediately prior to such issue;

             CP(1)  =      the Conversion Price as so adjusted;

             CS     =      the aggregate number of shares of Common Stock
                           outstanding immediately prior to such issuance
                           (including shares of Common Stock issuable upon conversion or exercise of any Options, Convertible
                           Securities and Preferred Stock as determined as provided below in this Section 4(d)(iv));

             C      =      the aggregate consideration, if any, received by the
                           corporation for the total number of Additional
                           Shares of Common Stock so issued, provided that if the Additional Shares of Common Stock are issued without consideration then C shall be zero; and

             AS     =      the number of such Additional Shares of Common so
                           issued.

             and provided further that, for the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of outstanding Convertible Securities and the Preferred Stock and issuable upon the exercise of any dilutive Options shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 4(d)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding. For the purpose of this Section 4(d)(iv), a dilutive Option shall be deemed to be any then outstanding Option which provides for an exercise price per share of Common Stock (or per share of Common Stock following conversion of any Convertible Securities subject thereto) equal to or less than the price per share of the Additional Shares of Common Stock issued (or deemed issued pursuant to Section 4(d)(iii) hereof) for which the adjustment to the applicable Conversion Price pursuant to this Section 4(d)(iv) is then being made.

                            (v)    SPECIAL FULL RATCHET ADJUSTMENT OF
             CONVERSION PRICE OF SERIES D PREFERRED STOCK AND SERIES E PREFERRED STOCK UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK THROUGH AND INCLUDING APRIL 15, 2000. Notwithstanding and in lieu of any adjustment provided for under clause 4(d)(iv) above, in the event the corporation shall issue, after the Original Issue Date and through and including April 15, 2000, Additional Shares of Common Stock as defined in clause 4(d)(i)(4) hereof (including Additional Shares of Common Stock deemed to be issued pursuant to clause 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price for the Series D Preferred Stock in effect immediately prior to such event, then and in such event, the Conversion Price for the Series D Preferred Stock and Series E Preferred Stock shall be reduced, concurrently with such issue, to the price at which the Additional Shares of Common Stock were issued or, pursuant to clause 4(d)(iii), deemed issued.

                            (vi)   DETERMINATION OF CONSIDERATION.  For
             purposes of this Section 4(d), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                   (1)    CASH AND PROPERTY.   Such
                 consideration shall:

                                          (A)    insofar as it consists of
                    cash, be computed at the aggregate amount of cash received by the corporation;

                                          (B)    insofar as it consists of
                    property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                          (C)    in the event Additional
                    Shares of Common Stock are issued together with other shares of securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                                   (2)    OPTIONS AND CONVERTIBLE SECURITIES.
                 The consideration per share received by the corporation for Additional Shares of

                 Common Stock deemed to have been issued
                 pursuant to Section 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                          (A)    the total amount, if any,
                    received or receivable by the corporation as consideration for the issue of such Options or Convertible Securiies, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                          (B)    the maximum number of shares
                    of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                            (vii)  ADJUSTMENTS FOR SUBDIVISIONS,
             COMBINATIONS, STOCK DIVIDENDS OR CONSOLIDATIONS OF COMMON STOCK. In the event that, at any time after the filing of this First Amended and Restated Certificate of Incorporation with the Secretary of State, the outstanding shares of Common Stock shall be subdivided (by stock split, or otherwise) into a greater number of shares of Common Stock, or a distribution or dividend payable in Common Stock shall be declared or paid on the Common Stock, the Conversion Price for the Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event that, at any time after the filing of this First Amended and Restated Certificate of Incorporation with the Secretary of State, the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                            (viii) ADJUSTMENTS FOR OTHER DISTRIBUTIONS.  In
             the event the corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon the amount of securities of the corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

                            (ix)   ADJUSTMENTS FOR RECLASSIFICATION,
             EXCHANGE, AND SUBSTITUTION. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common
             Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

                     (e) NO IMPAIRMENT. The corporation will not, by amendment of this First Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                     (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price for the Preferred Stock pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for each series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each series of Preferred Stock.

                     (g) NOTICES OF RECORD DATE. In the event that the corporation shall propose at any time:

                            (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                            (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                            (iii)  to effect any reclassification or
             recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                            (iv) to enter into or otherwise consummate any Corporate Sale Transaction, or to liquidate, dissolve or wind up;

          then, in connection with each such event, the corporation shall send to the holders of the Preferred Stock:

                                   (1)    at least twenty (20) days' prior
                 written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                                   (2)    in the case of the matters referred
                 to in (iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                 Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of the corporation.

                     (h) ISSUE TAXES. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock, provided, however, that the corporation shall not be liable for property taxes or income taxes attributable to the holders of Preferred Stock upon conversion thereof.

                     (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                     5. REPURCHASE OF COMMON STOCK. Each holder of an outstanding share of Preferred Stock shall be deemed to have consented to distributions made by the corporation in connection with the repurchase, at cost, of shares of Common Stock issued to or held by employees, directors, or consultants upon termination of their employment, directorship, or consultancy pursuant to agreements providing for the right of such repurchase between the corporation and such persons.

                     6.     REDEMPTION.

                     (a)    REQUESTED REDEMPTION.

                            (i) BY HOLDERS OF THE SERIES A PREFERRED STOCK AND THE SERIES B PREFERRED STOCK. After the fourth anniversary of the date that shares of Series B Preferred Stock are first issued, the holders of more than fifty percent (50%) of the outstanding shares of Series B Preferred Stock may request in writing that the corporation redeem on the Redemption Date (as defined below) at the applicable Redemption Price (as defined below), ratably among the stockholders thereof, all of the Series B Preferred Stock outstanding on the date of such notice.
              No redemption requested by any holder of Series B Preferred
             Stock or Series A Preferred Stock shall occur unless the corporation receives requests for redemption from the holders of more than fifty percent (50%) of the shares of Series B Preferred Stock. Within ten (10) business days after receiving a valid request for redemption of the Series B Preferred Stock, the corporation shall give notice to the holders of the Series A Preferred Stock that the Series B Preferred Stock has requested redemption and advising the holders of the Series A Preferred Stock of their right to request redemption. If such notice is delivered after the fifth anniversary of the issuance of the Series C Preferred Stock, the corporation shall also give notice to the holders of the Series C Preferred Stock that the Series B Preferred Stock has requested redemption and advising the holders of the Series C Preferred Stock of their right to request redemption. After the holders of Series B Preferred Stock have validly requested redemption, the holders of more than fifty percent (50%) of the outstanding shares of Series A Preferred Stock may request in writing that the corporation redeem on the Redemption Date (as defined below) at the applicable Redemption Price (as defined below), ratably among the stockholders thereof, all of the Series A Preferred Stock outstanding on the date of such notice. No redemption requested by any holder of Series A Preferred Stock shall occur unless the corporation receives requests for redemption from the holders of more than fifty percent (50%) of th shares of Series A Preferred Stock. The corporation shall give notice pursuant to this
             Section 6(a)(i) to holders of the currently outstanding Series A Preferred Stock and the Series C Preferred Stock, as applicable, at the address of each such holder appearing on the books of the corporation or given by such holder to the corporation for the purpose of notice.

                            (ii)   BY HOLDERS OF THE SERIES C PREFERRED
             STOCK. After the fifth anniversary of the date that shares of Series C Preferred Stock are first issued, the holders of more than fifty percent (50%) of the outstanding shares of Series C Preferred Stock may request in writing that the corporation redeem on the Redemption Date (as defined below) at the applicable Redemption Price (as defined below), ratably among the stockholders thereof, all of the Series C Preferred Stock outstanding on the date of such notice. No redemption requested by any holder of Preferred Stock shall occur unless the corporation receives requests for redemption from the holders of more than fifty percent (50%) of the shares of Series C Preferred Stock. Within ten (10) business days after receiving a valid request for redemption of the Series C Preferred Stock, the corporation shall give notice to the holders of the Series A Preferred Stock and the Series B Preferred Stock that the Series C Preferred Stock has requested redemption and advising the holders of the Series A Preferred Stock and the Series B Preferred Stock of their right to request redemption. After the holders of Series C Preferred Stock have validly requested redemption, the holders of more than fifty percent (50%) of the outstanding shares of Series A Preferred Stock may request in writing that the corporation redeem on the Redemption Date (as deemed below) at the applicable Redemption Price (as defined below), ratably among the stockholders thereof, all of the Series A Preferred Stock outstanding on the date of such notice, and the holders of more than fifty percent (50%) of the outstanding shares of Series B Preferred Stock may request in writing that the corporation redeem on the Redemption Date (as defined below) at the applicable Redemption Price (as deemed below), ratably among the stockholders thereof, all of the Series B Preferred Stock outstanding on the date of such notice. No redemption requested by any holder of Series A Preferred Stock shall occur unless the corporation receives requests for redemption from theholders of more than fifty percent (50%) of the shares of Series A Preferred Stock, and no redemption requested by any holder of Series B Preferred Stock shall occur unless the corporation receives requests for redemption from the holders of more than fifty percent (50%) of the shares of Series B Preferred Stock. The corporation shall give notice pursuant to this Section 6(a)(ii) to holders of the currently outstanding Series A Preferred Stock and Series B Preferred Stock, as applicable, at the address of each such holder appearing on the books of the corporation or given by such holder to the corporation for the purpose of notice.

                            (iii)  SERIES D PREFERRED STOCK AND SERIES E
             PREFERRED STOCK. Holders of Series D Preferred Stock and Series E Preferred Stock will have no rights to request or require redemption of their respective shares thereof.

                     (b) NOTICE AND MECHANICS. If the corporation receives notice of a requested redemption pursuant to Section 6(a) or 6(b) hereof, it shall give written notice to all holders of the Series A, Series B and Series C Preferred Stock that the outstanding shares of Series A Preferred Stock and/or Series B Preferred Stock and/or Series C Preferred Stock, as applicable, shall be redeemed on a date not later than ninety (90) calendar days following delivery of such notice requesting redemption of the Series B Preferred Stock initially delivered under Section 6(a) (the "REDEMPTION DATE") at the applicable redemption price, which shall equal $0.56 per share with respect to Series A Preferred Stock, $1.40 per share with respect to the Series B Preferred Stock, and $2.80 per share with respect to the Series C Preferred Stock, adjusted in each case to take into account any stock splits, stock dividends, or recapitalization of the series of Preferred Stock, plus in each case any and all declared and unpaid dividends (including those contemplated at Section 6(c) below) on the Preferred Stock as of the date the notice of requested redemption is received pursuant to Section 6(a) (the "Redemption Price"). The notice shall further call upon such holders to surrender to the corporation on or before the relevant Redemption Date, at the place designated therein in the notice, such holder's certificate or certificates representing the shares to be redeemed. On or after the Redemption Date, each holder of shares of Preferred Stock called for redemption shall surrender the certificate or certificates evidencing such shares to the corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the appropriate Redemption Price. The corporation shall be under no obligation to redeem shares of Preferred Stock (i) for which no stock certificate is surrendered or satisfactory declaration of lost stock certificate and indemnification agreement is tendered or (ii) to the extent that any such redemption would be in violation of applicable law.

                     (c) DIVIDENDS. In the event the corporation fails to redeem any or all shares of Preferred Stock when it is required to do so after receiving a request to redeem pursuant to Section 6(a) or 6(b) hereof, there shall, on any unredeemed shares of Preferred Stock, commence the accrual of an annual dividend at a rate equal to eight percent (8%) per annum multiplied by Redemption Price for such shares.

                     (d) CESSATION OF RIGHTS. From and after the Redemption Date, unless there shall have been a default in payment of the appropriate Redemption Price, all rights of the holders of shares of the Preferred Stock designated for redemption in the redemption notice provided pursuant to Section 6(b) hereof (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be outstanding for any purpose whatsoever. If the funds of the corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, then those funds that are legally available shall be used to redeem the maximum possible number of such shares ratably among the holders of such shares. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Preferred Stock, such funds shall immediately be set aside for the redemption in chronological order of the balance of the shares that the corporation has become obligated to redeem on any Redemption Date, but that it has not redeemed, and the corporation shall provide the holders of such Preferred Stock with not less than 20 days' prior notice of such redemption.

                     (e) DEPOSIT OF REDEMPTION PRICE. Two days prior to the Redemption Date, the corporation shall deposit the Redemption Price of all outstanding shares of Preferred Stock designated for redemption in the redemption notice on the Redemption Date, and not yet redeemed or converted, with a bank or trust company having aggregate capital in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the corporation shall deposit irrevocable instructions and authority to such bank or trust company to pay, on and after the date fixed for redemption, the Redemption Price of the Preferred Stock to the holders thereof upon surrender of their certificates. Any monies deposited by the corporation pursuant to this Section 6(e) for the redemption of shares that are thereafter converted into shares of Common Stock pursuant to Section 4 above no later than the close of business on the Redemption Date shall be returned to the corporation forthwith upon such conversion.

          The balance of any monies deposited by the corporation pursuant to this Subsection 6(e) remaining unclaimed at the expiration of six (6) months following the Redemption Date shall thereafter be returned to the corporation, provided that the stockholder to which such monies would be payable hereunder shall be entitled, upon proof of its ownership of the Preferred Stock and payment of any bond requested by the corporation, to receive such monies but without interest from the Redemption Date.


                                     ARTICLE V

       The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation.


                                     ARTICLE VI

       For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

       (A) The conduct of the affairs of the corporation shall be managed under the direction of the Board of Directors. The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

       (B) Notwithstanding the foregoing provision of this Article VI, each director shall hold office until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

       (C) Subject to the rights of the holders of specified classes to fill vacancies on the board pursuant to Article III, Section C.3(b) above, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (i) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred.

       (D) Except for the rights of the holders of specified classes to remove directors pursuant to Article III, Section C.3(b) above, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

       (E) Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

       (F) Following the closing of the corporation's initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the "INITIAL PUBLIC OFFERING"), no action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the corporation, and no action shall be taken by the stockholders by written consent.

       (G) Advance notice of stockholder nominations for the election of directors of the corporation and of business to be brought by stockholders before any meeting of stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

       (H) Subject to Section 6.5 of the Bylaws of the corporation, following the closing of the Initial Public Offering, stockholders of the corporation holding at least sixty-six and two-thirds percent (66-2/3%) of the corporation's outstanding voting stock then entitled to vote at an election of directors shall have the power to adopt, amend or repeal Bylaws of the corporation.

       Following the closing of the Initial Public Offering, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the corporation's outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this
Article VI.


                                    ARTICLE VII

       To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

       Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

       Following the closing of the Initial Public Offering, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the corporation's outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this
Article VII.